January 4, 2008

Wescorp Energy Inc.
Suite 770
435 – 4th Avenue S.W.
Calgary, Alberta, Canada T2P 3A8

Ladies and Gentlemen:

     We have acted as counsel for Wescorp Energy Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 14, 2007 (File No. 000-30095) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), concerning registration of the transfer of up to 25,725,319 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), by certain stockholders of the Company (the “Selling Stockholders”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-B under the Act, and no opinion is expressed herein as to any other matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

     We have examined the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company and the record of the Company’s corporate proceedings concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law, as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Shares being registered in the Registration Statement for transfer by the Selling Stockholders, which have been or may be issued by the Company

Wescorp Energy Inc.
January 4, 2008

as described in the Registration Statement, have been validly issued and constitute fully paid and non-assessable shares of the Company’s Common Stock, concerning the Shares already issued, or will be validly issued and constitute fully paid and non-assessable shares of the Company’s Common Stock upon receipt of the consideration specified and issuance of those Shares not yet issued.

     We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

Very truly yours, /s/ Patton Boggs LLP PATTON BOGGS LLP